EXHIBIT 10.33

Beijing Raycom Real Estate Development Co., Ltd.

And

Beijing Sohu New Media Information Technology Co., Ltd.

Project Cooperation Agreement

on

“                    Tower D Phase I, Lenovo Park                    ”

This agreement is entered into by and between the following parties on the 20 day of November 2009 in Beijing:

Party A: Beijing Raycom Real Estate Development Co., Ltd.

Address: 8 Floor, Tower C North Building, Raycom Information Plaza

    No. 2, Kexueyuan South Road, Haidian District, Beijing

Legal Representative: Chuangzhi Liu

Party B: Beijing Sohu New Media Information Technology Co., Ltd.

Address: Sohu Internet Plaza, No.1, Zhongguancun East Road,

    Haidian District, Beijing

Legal Representative: Chaoyang Zhang

Whereas:

1. Party A is a real estate development company registered and incorporated validly existing in Beijing pursuant to Chinese laws, has acquired the State-owned land use right of the land situated at Tower D Phase I of Raycom Information Plaza, Phase II of Lenovo Park, No.6, Kexuyuan South Road, Haidian District in Beijing (the “Land” hereinafter) by means of transfer and been lawfully approved by the government to construct the Tower D Phase I, Lenovo Park     Project (the “Project” hereinafter) on the Land.

2. Party B is a limited company registered and incorporated and validly existing in Beijing pursuant to Chinese laws, which intends to cooperate with Party A in the Project according to the terms agreed herein and is to acquire the Project from Party A at the time set forth in this Agreement.

Therefore, both parties have reached the following common understanding and entered into this Agreement with regard to the Project on the principle of equality and willingness and through full negotiation:

I. Project Overview:

1. Land Location: Tower D Phase I of Raycom Information Plaza, Phase II of Lenovo Park, No.6, Kexuyuan South Road, Haidian District, Beijing

2. Purpose of Land: office, underground parking space, underground office space

3. Land Area: 6443.03 square meters

4. Planned Built Floor Area: 41187 square meters, including 28542 square meters above and 12645 square meters under ground. (The planned built floor area of the Project is subject to the built floor area after the planning adjustment as agreed in this Agreement).

See details in Appendix I and Appendix II.

II. Governmental Approvals:

As of the date of signing of this Agreement, Party A has obtained the following governmental approvals, permits or licenses for the Project (See details in Appendix I and Appendix II hereto):

1. State-owned Land Use Right of Jing Hai GuoYong (2009 Chu) No. 4848 ;

2. 2009 GuiFuHanZi No. 0131: Official Reply from Beijing City Planning Commission for Consent in Principle to the Review Opinion on the Project Design of Tower D, Lenovo Park”;

III. Pattern of Cooperation:

Both parties agree that Party A will develop and construct the Project according to the terms and standards agreed herein, and transfer the Project (except for the people’s air defense works, power distribution rooms and other facilities to which Party A does not possess the ownership pursuant to applicable laws and regulations) to Party B by means of advance sale or purchase/sale of commercial premises after Party A obtains from the government a sales permit for the Project (or otherwise form of sale of advance sale permit).

IV. Construction Schedule:

Party A agrees to develop and construct the Project according to the following schedule:

1. Obtain the construction project permit for the Project by the 31 day of July 2010.

2. Complete±0 of the Project by the 31 day of January 2011 (subject to the date issued by the project supervisory institution).

3. Complete the roof-sealing of main structure of the Project by the 31 day of May 2011 (subject to the report issued by the project supervisory institution).

4. Complete completion inspection and filing of the Project by the 30 day of June 2012.

5. Party A will endeavor to deliver completed property of the Project compliant with the deliverable conditions set forth herein to Party B for its use by the 31 day of May 2012, and the delivery shall be done not late than the 30 day of November 2012.

V. Project Planning and Construction:

1. Party A shall design and construct the Project in satisfaction with the requirements and standards agreed in Appendices III, IV, V, VI, VII, VIII, IX and X hereto, and deliver the conceptual design and the design drawings of the Project to Party B for comment. Party B shall give written review comments thereupon within the time specified in Appendix VII. Party A shall conduct full communication with Party B within 7 days upon the review comments from Party B, and shall make adjustments and amendments to the conceptual design and the design plan according to the function requirements of Party B. Both parties shall give written confirmation of the conceptual design and the design plan so adjusted and modified by Party A and use them as the basis of project design and construction. Nevertheless, both parties agree that, if they fail to agree upon such review comments with said 7-day period, Party A shall prepare the final amendment opinion and give a written notice thereof to Party B based on standards not inferior to “Tower C, Raycom Information Plaza”, according to applicable requirements of Chinese laws, regulations and policies, and subject to satisfaction of the design requirements and covenants concerning material/equipment brand and specification as set forth in Appendices III, IV, V and VI, and carry out construction of the Project on the basis thereof. Both parties acknowledge that, in the event that any dispute occurs between both parties with regard to the design or construction standards of the Project during development and construction of the Project, Party A shall immediately provide Party B with the files and documents concerning the design and construction standards of “Tower C, Raycom Information Plaza” and unconditionally assist Party B in consulting relevant files and conducting verification on the site of the Project.

2. Design Changes: During construction of the Project, Party B may lodge design change requests to Party A, provided that such a request shall be submitted to Party A in writing. After receiving a change request from Party B, Party A will calculate costs according to relevant costing files and submit the results to Party B for review. Party B shall complete the review within 7 days after receiving the comments from Party A, and reach an agreement thereupon with party A and confirm the change in writing, or otherwise Party A shall have the right to reject the change request. In addition, if the construction period of key-node works is delayed due to a design change requested by Party B, Party A shall have the right to postpone delivery of the Project accordingly and the costs and expenses resulting from the delay (at the rate of 0.1‰ of the total transfer price of the Project for each day of delay) shall be borne by Party B. If the delay exceeds 30 days cumulatively, Party A shall have the right to reject any and all subsequent design change requests from Party B. Both parties acknowledge that, after their confirmation of the conceptual design and the design drawings, the additional costs and expenses arising from implementation of new design changes by Party A as requested by Party B shall be borne by Party A if the sum of such costs and expenses is not more than RMB¥500,000.00 (inclusive) in cumulative during the entire construction process, or by Party B after its written confirmation if the sum exceeds RMB¥500,000.00.

3. Selection of Building Materials and Equipments for the Project: Both parties agree to select building materials and equipments for the Project within the scope agreed in Appendix IV hereto. Party A agrees that building materials and equipments are to be selected out of the brands agreed in Appendix IV. In extraordinary cases where the building materials and equipments to be chosen by Party A are not within the scope of brands set forth in Appendix IV, Party A shall make selection at standards not inferior to “Tower C, Raycom Information Plaza”.

4. Project Management: See details in Appendix VIII.

VI. Principles of Construction:

Both parties agree that construction of the Project shall abide by the following principles:

1.	First of all, construction of the Project shall comply with the requirements of Chinese laws and regulations.

2.	Subject to compliance with the aforesaid requirements, construction of the Project shall meet the standards and requirements agreed herein by both parties.

3.	Issues not specified by both parties in this Agreement shall be subject to standards not inferior to “Tower C, Raycom Information Plaza”.

VII. Object of Transaction (the Property)

Both parties acknowledge that the object of the transaction to be acquired by Party B by paying the consideration set forth herein to Party A shall include the following items:

1.	the use right of the land within the scope of the Project (See details in Appendix I);

2.	The ownership to all ground and underground buildings, structures, installations and facilities in the Project that have been built according to the civil engineering design requirements in Appendix III hereto and the design and construction standards agreed by both parties (except for the people’s air defense works, power distribution rooms and other facilities to which Party A does not possess ownership pursuant to applicable laws and regulations).

3.	The title use right of the Project shall vest in Party B.

VIII. Price and payment details are set forth in Appendix XII hereto.

IX. Signing of Advance Sale Contract of Commercial Property:

After obtaining the advance sale permit for the Project, Party A shall give a written notice to Party B within 5 working days. Both parties shall further negotiate to determine the time of signing of the advance sale contract of commercial property. Both parties shall determine the content of the advance sale contract according to the covenants herein when deciding the design plan, and the advance sale contract shall constitute an appendix to this Agreement.

X. Delivery of the Project:

1. When Party A delivers the Project to Party B, the Project shall meet all of the following conditions:

1) The Property has been completed according to the design and construction standards agreed herein and passed the inspection by the governmental authority in charge.

2) Planning inspection approval, completion inspection filing form, and a technical report of actually surveyed space of the Property issued by a qualified real estate survey institution, have been obtained for the Project.

3) Water supply, drainage and heating supply are available for normal use; telephone lines are available to floor distributor on each floor and cable TV lines to branch distributors on each floor.

2. After the Project meets the deliverable conditions, Party A shall give a 7-day written notice to Party B (the “Delivery Notice” hereinafter). Party B shall fulfill the transfer procedure of the Project on the date specified in the Delivery Notice, and sign a property transfer form. If Party B fails to fulfill the property transfer procedure with Party A or sign the property transfer form on the date specified in the Delivery Notice due to any reason attributable to Party B, the Project shall be deemed as having been officially delivered to Party A according to the standards and conditions set forth herein from the day immediately following the date of delivery specified in the Delivery Notice. Effective from that day, Party B shall bear and pay the reasonable costs and expenses that have actually occurred for management and maintenance of the Project, and any and all risks (including, without limitation to, risks of destruction and loss) and liabilities associated with the Project shall be transferred to Party B from the same day.

3. If Party B is in any of the following situation, Party A shall have the right to delay delivery of the Property to Party B without bearing any liability for the delayed delivery: Party B fails to pay all amounts due and other agreed costs and expenses due according to the advance sale contract and this Agreement.

4. When delivered by Party A, the Project shall have passed the inspection by the governmental authority in charge. If Party B finds through inspection that the Project is of quality problems and/or decoration or equipment defects that will not affect the function of the Project, Party A shall complete rectification and/or repair of the same within 60 days from the date of delivery of the Project and Party B shall not use such problems and defects as excuse of its refusal to fulfill the property transfer procedure, which shall neither constitute a right of Party B to request rejection and return of the Property; if a problem found by Party B during such inspection is of material and substantial influence on the function of the Project, Party B shall have the right to reject the Property in addition to the right to request rectification or repair by Party A within the aforesaid time limit, and to require Party A to bear liability for delayed delivery of the Property according to the advance sale contract and this Agreement.

5. When fulfilling the transfer procedure of the Project according to the advance sale contract and this Agreement, both parties shall record in the property transfer document the rectifications and repairs of the foregoing defects that have no influence on the function of the Project, and sign a list of the defects, and Party A shall complete the rectifications and repairs within 60 days from the date of delivery of the Project according to national and Beijing specifications and standards concerning project quality, and the contractual covenants between both parties (and the warranty period provided by Party A shall be extended accordingly).

6. If Party B finds other quality problems of the Property after accepting it, it shall still have the right to request Party A to provide rectification or repair.

7. If Party A fails to complete rectification or repair within the specified time limit, Party B shall have the right to perform the rectification or repair by its own or have it done by a third party, and deduct the cost thereof from the subsequent payment of contract price, and to pursue payment of the gap of such cost from Party A if the subsequent contract price payment is insufficient to cover such deduction.

XI. Undertakings and Warranties:

1. After signing of this Agreement and unless otherwise specified herein, Party A undertakes that it will not set any form of mortgage on the Project (including the land use right and the construction in progress) without permission of Party B, and that the Project (including the land use right and the construction in progress) will not be sealed up or subject to other judicial enforcement measures.

2. Party A undertakes that all information and/or material it provides to Party B before executing this Agreement is true, and that it will immediately inform Party B of any circumstance that occurs before consummation of and may affect the Transaction (for instance, windup, liquidation, or legal action, arbitration or other legal proceedings involving the Project).

3. Party A warrants that it lawfully possesses the land use right of the Project and has the right to develop and construct the Project according to this Agreement, that it is the sole legal and actual owner of the Project, has lawful and valid qualification for real estate development, and has the full right to execute and perform this agreement. The Project is free of ownership encumbrances that may have negative influence on the rights and interests of Party B hereunder.

4. Except for those that have been disclosed, if Party A is involved in any legal action, arbitration, prosecution, administrative or other legal proceedings or dispute with regard to the Project, it shall immediately inform Party B. If there is any outstanding project payment, land transfer price or any other expenses payable but unpaid and/or disputes in connection with development and construction of the Property under the Project, Party A shall bear all liabilities arising there from.

5. Party A undertakes to cover a sufficient amount of construction project insurance during the construction period according to the requirements of laws and policies.

6. Party A undertakes to independently bear the responsibility of payment to any third party and the responsibilities of the real estate developer on the basis of the Project. If Party B suffers any claims or damages due to the failure of Party A to fulfill payment to third parties or to perform its responsibilities in the capacity of real estate developer or other obligations, Party A shall compensate all losses that Party B has suffered as result of such failure.

7. Both parties agree that the holding company of each party will issue a “Letter of Guarantee” as shown in Appendix XI to the other party when signing this Agreement, in order to guarantee each party’s obligations hereunder.

8. Party A agrees that, as demanded by Party B, it will assist Party B or affiliates of Party B in splitting the ownership certificate of the Property, and Party B shall duly provide as requested by Party A the full information required for obtaining the ownership certificate of the Property to be acquired by Party B.

9. Party A agrees that Party B has the right to supervise and inspect development and construction of the Property or send a third party to perform the supervision and inspection according to the terms agreed herein, and to require Party A to rectify the items not conforming to the covenants herein. After completion of the key-node works agreed herein, Party A shall give a prior written notice to Party B.

10. Party A shall ensure that construction of the Project is done in compliance with law, and that the construction procedure and standards meet applicable mandatory standards of the State and of Beijing, and the standards set forth herein.

11. Party B agrees that, when Party A requests replacement of guarantor, such replacement may be made or Party A may provide another form of guarantee subject to prior consent of Party B and on the precondition that the effectiveness of the guarantee shall not be reduced.

XII. Defaults:

1. In the event that Party A has obtained the advance sale/sale permit for the Project and sent a written contract-signing notice to Party B, and after both parties have discussed and decided the time for signing of the Advance Sale Contract, if Party B refuses to execute the “Advance Sale Contract” with Party A within the mutually agreed time limit, the initial installment previously paid by Party B shall not be refunded. If Party A refuses to sign the Advance Sale Contract with Party B within the mutually agreed time limit, it shall refund a doubled amount of the initial installment previously paid by Party B.

2. If Party B delays payment of any amount agreed hereunder, it shall pay penalty to Party A at the rate of 0.3‰ of the amount payable but unpaid for each day of the delay. If the delay lasts for more than 30 days, Party A shall have the right to cancel this Agreement. In that event, Party B shall pay penalty to Party A equivalent to 20% of the total transfer price of the Project. If Party B delays the delivery of the entrusted loan to Party A as agreed herein, it shall pay penalty to Party A at the rate of 0.3‰ of the amount of such loan for each day of the delay, and Party A shall have the right to cancel this Agreement when the delay exceeds 30 days. In that situation, Party B shall pay penalty to Party A in the amount of 20% of the total transfer price of the Project. If Party A chooses not to cancel this Agreement, performance of this Agreement shall be continued and Party B shall pay daily penalty to Party A at 0.3‰ of the overdue amount for the period from the agreed date when the amount becomes due and payable to the date when the amount is actually paid, and the penalty shall be paid to Party A within 7 days from the date of actual payment of the amount.

3. If Party A fails to deliver the Property in conformity to the deliverable conditions agreed herein to Party B by the 30 day of November 2012, Party A shall pay daily penalty at 0.3‰ of the total transfer price for each day of the delay; and if the delay exceeds 90 days, Party B shall have the right to return the Property. In the event that Party B chooses to return the Property, the written notice of agreement cancellation (return of the Property) shall be served to Party A within 30 days from the date when Party B has the right to return the Property. Within 15 days after both parties complete all procedures for cancellation of the advance sale contract and this Agreement, Party A shall refund to Party B the project price that has been previously paid, plus penalty in the amount of 20% of the total transfer price of the Project; the choice of Party B of not returning the Property, or the failure of Party B to give a written notice of cancellation of the advance sale contract and this Agreement to Party A within 30 days from the date when it becomes entitled to the right to return the Property, will be deemed as that Party B is willing to continue performance of the advance sale contract and this Agreement and wait for final delivery of the Project, in which case performance of the advance sale contract and this Agreement shall be continued, and Party A shall pay daily penalty to Party B at 0.3‰ of the sum of project payments previously paid by Party B for the period from the day immediately following the date of delivery set forth herein to the date of actual delivery, and the penalty shall be paid to Party B within 7 days from the date of actual delivery of the Project.

4. If Party A cannot deliver the Project as agreed herein as result of any of the following events, it may postpone the delivery accordingly depending on the circumstance without bearing any responsibility subject to timely notification of Party B: (1) force majeure; and/or (2) governmental acts; and/or (3) any new law, regulation or administrative rule has been enacted after execution of the advance sale contract and this Agreement and Party A cannot deliver the Project as result of compliance with such new law, regulation or administrative rule; and/or (4) delays caused by Party B.

5. If Party B cannot obtain the ownership certificate of the commercial property within 600 days from the date of delivery of the property due to the fault of Party A, Party B shall have the right to return the Property. If Party B chooses to return the Property, Party A shall pay penalty to Party B that is equivalent to 20% of the total price of the Project, and shall refund the purchase price previously paid by Party B and pay the penalty to Party B within 15 days after both parties fulfill all procedures for cancellation of the advance sale contract and this Agreement. If Party B selects not to return the Property, Party A shall pay daily penalty to Party B at 0.3‰ of the total project price previously paid by Party B for the period from the day immediately following the date of expiration set forth herein to the date when the ownership certificate of the Property is actually obtained.

6. Unless otherwise agreed herein, Party A will be deemed as materially breaching this Agreement if it sets any mortgage on the land use right or the construction in progress of the Property (Tower D) under the Project or set any form of third party encumbrance that may impair the full possession of the ownership and land use right of the Property by Party B, or if the Property is sealed up by a third party due to such mortgage or encumbrance, and if Party A fails to rectify the breach within ten business days after receiving the written notice from Party B, Party B shall have the right to cancel this Agreement immediately on expiration of said period of ten business days and Party A shall refund to Party B a doubled amount of the initial installment previously paid by Party B.

7. If there are amounts payable by Party B to Party A, and if Party A has committed a breach before payment of such amounts as agreed and shall therefore pay penalty to Party B, Party B may directly deduct such penalty from the amounts payable to Party A (provided that Party B shall not make such deduction if Party A disputes the act of breach).

8. If Party A assigns the Project to a third party without permission and consequently prevents further performance of this Agreement, Party B shall have the right to cancel this Agreement, in which case Party A shall refund a doubled amount of the initial installment previously paid by Party B.

XIII. Notices:

Notices given by each party to the other party for the purpose of performing this Agreement shall be served to the following address respectively:

Address of Party A: 8 Floor, Tower C North Building, Raycom Information Plaza

No. 2, Kexueyuan South Road, Haidian District, Beijing

Attention: Ping Chen

Email: chenping@raycomchina.com

Address of Party B: 15 Floor, Sohu Internet Plaza, No.1, Zhongguancun East Road, Haidian District, Beijing

Attention: Xuemei Zhang

Email: sherryzhang@sohu-inc.com

Any change of the address or recipient of either party shall be notified to the other party in writing, or otherwise service of notices to the above addresses shall be deemed as valid.

XIV. Confidentiality:

1. For the purpose of this Agreement, the word “Confidential Information” shall refer to any and all unpublicized confidential information relating to or in connection with the cooperation hereunder. Unless with prior written consent of the other party, neither party shall by any means divulge Confidential Information to any third party.

2. Each party shall ensure that its affiliates, employees, executives, representatives or agents and professional consultants shall comply with the confidentiality obligation set forth in the present clause, and shall prevent such personnel from using Confidential Information in business activities irrelevant to this Agreement.

3. The confidentiality obligation set forth in the present clause is not applicable to the following situations: information that has become public domain before disclosed by either party; the disclosure or use of the information is required by mandatory provisions of applicable laws or by a court; the disclosure or use of the information has obtained prior written consent of the other party or is for the purpose of performing this Agreement.

4. The confidentiality obligation hereunder shall survive termination of this Agreement.

5. After execution of this Agreement, neither party hereto shall make any announcement, disclosure or declaration of matters in connection with this Agreement without prior approval of the other party (such approval shall not be unreasonably withheld or delayed), nor shall it disclose or release any information relating to the other party that it has obtained during negotiation or performance of this Agreement, except that each party may reveal the information to its professional consultants or its executives or employees that need to know the information for the purpose of their duties; and with exception to disclosures that have been made as required by applicable laws and regulations, listing rules and/or stock exchange rules and/or requirements of other relevant institutions. This clause shall survive termination of this Agreement.

XV. Severability:

If any provision hereunder is held by a judicial/arbitration institution as void, invalid, illegal or unenforceable, the invalidity, illegality or unenforceability of the provision shall not affect the validity and enforceability of other provisions of this Agreement.

XVI. Waiver of Rights:

1. Any waiver of either party of the other party’s breach or nonperformance of any provision herein shall not be deemed as its waiver of the other party’s subsequent breach or nonperformance of that provision or of other provisions herein.

2. Not exercising or delayed exercise of rights or remedies hereunder shall not constitute waiver of relevant provisions herein.

3. One single exercise or partial exercise of a right or remedy hereunder shall not obstruct or limit the further exercise of that right/remedy.

4. The rights and remedies enjoyed by each party hereunder are cumulative and do not exclude any rights and remedies provided by law.

XVII. Settlement of Disputes & Miscellaneous:

1. Any and all disputes arising from or in connection with this Agreement shall be referred to China International Economic and Trade Arbitration Commission in Beijing for arbitration according to the arbitration rules of said Commission as then prevailing. The ruling of arbitration shall be final and binding upon both parties.

2. This Agreement shall fall into full force and effect after signed by each party’s legal representative or authorized representative. Issues unexhausted herein shall be further discussed by both parties and executed in a written supplementary agreement, which shall constitute an integral part of and enjoy equal legal effectiveness as this Agreement.

3. Appendices hereto shall constitute an integral part of and enjoy equal legal effectiveness as this Agreement.

4. This Agreement is made in four identical copies, of which each enjoys equal legal effectiveness. Each party respectively holds two of the copies.

There is no text hereinafter.